Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-101346 and No. 333-75738) and Form S-3 (No. 333-101347, No. 333-33026 and No. 333-79911) and in the related Prospectuses, of our report, dated February 20, 2004, relating to the consolidated financial statements of Eastern Virginia Bankshares, Inc. and Subsidiaries included in the 2003 Annual Report of Shareholders and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 14, 2004